Nagesh Behl & Co.
Chartered Accountants

24/9, Moti Nagar,
New Delhi 110015
25161477, 25167206

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated February 20, 2008, with respect to the consolidated statements of operations, stockholder's equity and cash flows for the year then ended December 31, 2007 and the financial statement schedule for the year ended December 31, 2007, of Spar Solutions Merchandising Private Limited, 3rd Floor, Chandra Bhawan, 67-68, Nehru Place, New Delhi 110019 included in the Annual Report (Form 10-K) for the year ended December 31, 2007 (as informed to us, filed with the Securities and Exchange Commission on March 31, 2008), in the Registration Statement (on Form S-8) pertaining to the SPAR Group, Inc. 2008 Stock Compensation Plan.

For Nagesh Behl & Co.
Chartered Accountants

Amit Khurana
Partner
M No. 502536

New Delhi
July 19, 2008